As filed with the Securities and Exchange Commission on August 7, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TALEND S.A.

(Exact name of Registrant as specified in its charter)

France	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8, rue Pages, 92150 Suresnes, France
(Address of principal executive offices, including zip code)

2016 and 2017 Free Share Plans 2017 Stock Option Plan BSPCE BSA
(Full title of the plans)

Talend, Inc. 800 Bridge Parkway, Suite 200 Redwood City, CA 94065 (650) 539-3200
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark B. Baudler Steven V. Bernard Andrew D. Hoffman Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Aaron Ross General Counsel Talend S.A. 800 Bridge Parkway, Suite 200 Redwood City, CA 94065 (650) 539-3200	Renaud Bonnet Geoffroy Pineau-Valencienne Jones Day 2 rue Saint-Florentin 75001 Paris France +33 (0) 1 56 59 39 39

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary shares, €0.08 nominal value per share, reserved for issuance upon vesting of outstanding free shares (actions gratuites) granted under the 2016 Free Share Plan	548,831	$37.70	$20,690,928.70	$2,398.08

Ordinary shares, €0.08 nominal value per share, reserved for future issuance and exercise or vesting, as applicable, of (i) future share options (options de souscription d’actions or “OSA”) to be granted under the 2017 Stock Option Plan, (ii) future employee warrants (bons de souscription de parts de créateur d’entreprise” or “BSPCE”) subject to their terms and conditions (“BSPCE Terms and Conditions”), (iii) future warrants (bons de souscription d’actions or “BSA”) subject to their terms and conditions (“BSA Terms and Conditions”) and/or (iv) future free shares (actions gratuites) to be granted under the 2017 Free Share Plan.

	2,000,000	$37.70	$75,400,000.00	$8,738.86
Aggregate Registration Fee				$11,136.94

(1)          These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”). Each ADS represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-212465).

(2)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s ordinary shares that may become issuable under the Registrant’s 2017 Stock Option Plan, 2016 and 2017 Free Share Plans, BSA Terms and Conditions or BSPCE Terms and Conditions by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding ordinary shares.

(3)          Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the amount of the registration fee.  The offering price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s ordinary shares on August 2, 2017, as reported on the NASDAQ Global Market.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Talend S.A. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)                                                The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016 filed with the Commission on March 7, 2017;

(2)                                                All other reports filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and

(3)                                                The description of the Registrant’s Ordinary Shares and American Depositary Shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-37825) filed with the Commission on July 11, 2016, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under French law, provisions of the Registrant’s By-laws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance.

The Registrant maintains liability insurance for its directors and officers, including insurance against liability under the Securities Act, and the Registrant intends to enter into agreements with its directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These agreements may discourage shareholders from bringing a lawsuit against the Registrant’s directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit the Registrant and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers or partnerships, be insured against certain liabilities in their capacity as members of the Registrant’s board of directors.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index immediately following the Signature Page.

Item 9. Undertakings.

A.                                    The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on the 7th day of August, 2017.

TALEND S.A.

By:	/s/ Michael Tuchen
Michael Tuchen
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Tuchen and Thomas Tuchscherer, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Tuchen	Chief Executive Officer and Director	August 7, 2017
Michael Tuchen

/s/ Thomas Tuchscherer	Chief Financial Officer	August 7, 2017
Thomas Tuchscherer

/s/ Bernard Liautaud	Director	August 7, 2017
Bernard Liautaud

/s/ John D. Brennan	Director	August 7, 2017
John D. Brennan

/s/ Nanci Caldwell	Director	August 7, 2017
Nanci Caldwell

/s/ Nora Denzel	Director	August 7, 2017
Nora Denzel

/s/ Patrick S. Jones	Director	August 7, 2017
Patrick S. Jones

/s/ S. Steven Singh	Director	August 7, 2017
S. Steven Singh

/s/ Thierry Sommelet	Director	August 7, 2017
Thierry Sommelet

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the undersigned as the duly authorized representative in the United States of Talend S.A. in Redwood City, California on August 7, 2017.

Talend, Inc.

By:	/s/ Michael Tuchen
Name:	Michael Tuchen
Title:	Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	2016 Free Share Plan
4.2	Form of 2016 Time-Based Free Share Grant Letter
4.3	Form of 2016 Performance-Based Free Share Grant Letter
4.4	2017 Free Share Plan
4.5	Form of 2017 Time-Based Free Share Grant Letter
4.6	Form of 2017 Performance-Based Free Share Grant Letter
4.7	2017 Stock Option Plan
5.1	Opinion of Jones Day
23.1	Consent of KPMG S.A., Independent Registered Public Accounting Firm
23.2	Consent of Jones Day LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (contained on signature page hereto)